EXHIBIT 10.2

TREVENEX RESOURCES, INC.

CONSULTING AGREEMENT

AGREEMENT made as of the 1st day of July, 2009, by and between Triax Capital Management, Inc. (“Consultant”), whose address is 1314 South Grand Blvd., Suite 2, Spokane, WA and Trevenex Resources, Inc. (hereafter referred to as “TRI”) having a place of business at 25 West Cataldo, Suite A, Spokane, Washington 99202.

WHEREAS, TRI desires to obtain the services of Consultant to advise and assist TRI in certain matters relating to identifying, screening, evaluating public or private acquisition candidates on behalf of TRI and/or such other business endeavor(s) as TRI and the Consultant shall agree; and,

WHEREAS, the Consultant is willing to perform such services as an independent contractor.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Services.  The Consultant shall perform such consulting services on a project by project basis as are requested by TRI, specifically related to advising and assisting TRI in identifying potential acquisition candidate companies and if required assist with negotiations. TRI shall provide Consultant with the necessary information and assistance to enable the Consultant to competently perform the services requested.  All services of the Consultant under this Agreement shall be performed by Consultant.  The Consultant shall report to and take instructions from the Company’s Chief Executive Officer.

2.

Consulting Fees.

a.

As compensation for the Consultant’s services under this Agreement, TRI agrees to sell 50,000 shares of restricted common stock to the Consultant for $5,000 pursuant to a 506 exemption.

b.

TRI shall reimburse the Consultant for all reasonable expenses incurred by Consultant directly in connection with the provision of services under the Agreement and for the expenses of travel authorized by and on behalf of TRI.  Consultant shall submit expenses monthly as incurred and shall make available supporting receipts and documentation in such form as requested by TRI, provided that all expenses in excess of $250 must first be approved in writing by TRI’ Chief Executive Officer.

3.

Term.  This agreement is terminable at any time by either party for any or no reason.  Unless terminated earlier or extended by agreement of both parties, this agreement shall expire 90 days from the date this agreement is executed.

4.

Confidentiality.  The Consultant acknowledges that TRI will provide it with information which may constitute confidential, non-public information concerning TRI. The Consultant agrees that it will maintain in confidence and will not disclose to any third party (unless compelled by law) or use for his own benefit (other than for performance of services under this Agreement) any confidential or proprietary information, inventions, or other information disclosed to it by TRI (as defined in the Confidentiality and non-Disclosure Agreement already signed by the parties).  The Consultant further agrees to take reasonable precautions to prevent any unauthorized disclosure of any such information. The Consultant acknowledges that this obligation shall survive the termination of this Agreement for 1 year without regard to the reason for such termination.  Upon termination of this Agreement or upon TRI request the Consultant shall return immediately to TRI all confidential information. The Confidentiality Agreement signed by the Consultant is incorporated into this agreement by reference as Exhibit 1.

5.

Independent Contractor. The parties acknowledge and agree that the Consultant shall provide his services hereunder as an independent contractor. Nothing herein shall in any way be construed to constitute Consultant as an employee of TRI, nor shall it have the power to bind TRI in any capacity. As an independent contractor, the Consultant shall not participate in any employee benefits provided by TRI to its employees, including worker’s compensation insurance, disability, pension, or other employee plans. The Consultant assumes full responsibility and liability for the payment of any taxes due on money received by it hereunder.

6.

Exclusive Arrangements. The Consultant represents that it is not a party to any agreement which represents a conflict of interest with his role as TRI’ consultant or the terms of this Agreement or which materially and adversely affects Consultant’s ability to perform the defined services for TRI. Further, Consultant agrees it will not enter into any agreement or business relationship during the term of this Agreement that could place him in a conflict of interest position.

7.

Assignment of Developments. All ideas, discoveries, inventions, methods, data, formulae, improvements, biological materials, computer programs, source code, designs and all other results of the Consultant’s services hereunder (Developments) whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws, shall be the exclusive property of TRI. The Consultant shall promptly and fully disclose to TRI any and all Developments conceived, reduced to practice, created or developed by the Consultant, alone or by the Consultant and others, or both, in the course of providing services under this Agreement. The Consultant hereby assigns and agrees to assign to TRI all of the Consultant’s right, title and interest in and to any and all Developments. During and after the Consulting Period, Consultant agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Developments, all in the name of TRI and at TRI’ cost and expense, and without limitation, shall execute and deliver all requested applications, assignments and other documents, and shall take such other measures as TRI shall reasonably request in order to perfect and enforce TRI rights in the Developments, and hereby appoints TRI its attorney to execute and deliver any such documents on its behalf in the event the Consultant fails or refuses to do so.

8.

 Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by Consultant without the prior written consent of TRI.

9.

Effect of Termination.  Upon termination of this Agreement, neither the Consultant nor TRI shall have any further obligations under this Agreement, except for payment by TRI in respect of liabilities accrued through the date of termination, the terms of Section 3 and 4 herein and the Confidentiality and non-Disclosure Agreement.

10.

Notices.  All notices required to be given hereunder shall be given to the parties at the addresses set forth below or to such other addresses as the parties may from time to time designate by notice so given. All notices shall be in writing and shall be served or given by registered or certified mail, postage prepaid, or by actual delivery. Notice shall be effective on the date of actual receipt or on which delivery is refused.

TRI:

Scott Wetzel, CEO

25 West Cataldo, Suite A

Spokane, Washington 99202

Consultant:

Triax Capital Management, Inc.

1314 South Grand Blvd, Suite 2

Spokane, WA. 99202

11.

Complete Agreement.  This Agreement supersedes all prior consulting agreements and understandings between the parties, and may not be altered, changed or terminated orally. No alteration, change, termination, or attempted waiver of any of the provisions hereof by one party shall be binding without the written consent of the party to be charged therewith.

12.

Arbitration.  Should either party wish to commence any legal proceeding involving this Agreement, the moving party shall be entitled to initiate arbitration proceedings. Proceeding shall be initiated and conducted in Spokane, Washington under the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. The party prevailing in such proceedings shall be entitled to recover its or his costs and reasonable attorney’s fees from the party not prevailing.

CONSULTANT-		TREVENEX RESOURCES, INC.

BY:		BY:
	Triax Capital Management, Inc.		Scott Wetzel Chief Executive Officer

DATE:	July 1, 2009	DATE:	July 1, 2009

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